Exhibit 10.1

SIXTH SUPPLEMENTAL AGREEMENT

THIS SIXTH SUPPLEMENTAL AGREEMENT, dated as of January 31, 2022 (this “Agreement”), by and between Acacia Research Corporation, a Delaware corporation (the “Company”), Merton Acquisition HoldCo LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company (“Merton”), certain other direct and indirect Subsidiaries of the Company, Starboard Value LP (the “Designee”) on behalf of itself and on behalf of the funds and accounts under its management that as of the date hereof hold, or that will after the date hereof hold, Preferred Shares, Series A Warrants, Series B Warrants and/or Notes (each as defined in the Securities Purchase Agreement (as defined below)) (the “Starboard Funds”) and Starboard Value Intermediate Fund LP, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the Starboard Funds.

WHEREAS, the Company, the Designee and certain Starboard Funds have entered into, among others, that certain Securities Purchase Agreement, dated as of November 18, 2019 (the “Securities Purchase Agreement”);

WHEREAS, the Company, certain direct and indirect Subsidiaries of the Company and Starboard Value Intermediate Fund LP, in its capacity as the Collateral Agent (the “Collateral Agent”) have entered into that certain Pledge and Security Agreement, dated as of June 30, 2020, by the Company and Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”);

WHEREAS, pursuant to the Securities Purchase Agreement, as supplemented by that certain Supplemental Agreement dated as of June 4, 2020 between the Company and the Designee on behalf of the Starboard Funds (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Supplemental Agreement”), that certain Exchange Agreement dated as of June 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”), that certain Second Supplemental Agreement dated as of March 31, 2021 between the Company, Merton, certain other direct and indirect Subsidiaries of the Company, the Designee on behalf of the Starboard Funds, and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Supplemental Agreement”) and that certain Third Supplemental Agreement dated as of June 30, 2021 between the Company, Merton, certain other direct and indirect Subsidiaries of the Company, the Designee on behalf of the Starboard Funds, and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Third Supplemental Agreement”), that certain Fourth Supplemental Agreement dated as of September 30, 2021 between the Company, Merton, certain other direct and indirect Subsidiaries of the Company, the Designee on behalf of the Starboard Funds, and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Fourth Supplemental Agreement”) and that certain Fifth Supplemental Agreement dated as of November 30, 2021 between the Company, Merton, certain other direct and indirect Subsidiaries of the Company, the Designee on behalf of the Starboard Funds, and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Fifth Supplemental Agreement”) : (i) on November 18, 2019 the Company issued to certain Starboard Funds an aggregate of 350,000 Preferred Shares and Series A Warrants to purchase an aggregate of 5,000,000 shares of Common Stock, (ii) on February 25, 2020 the Company issued to certain Starboard Funds Series B Warrants to purchase an aggregate of 100,000,000 shares of Common Stock, (iii) on June 4, 2020, the Company issued Notes (the “June 4 Notes”) to certain Starboard Funds in an aggregate principal amount of $115,000,000, (iv) on June 30, 2020, the Company and the Designee on behalf of the Starboard Funds agreed to exchange and replace the June 4 Notes for Notes issued by Merton in an aggregate principal amount of $115,000,000 (the “June 2020 Merton Notes”), (v) on March 31, 2021, the Company issued Notes (the “March 2021 Merton Notes”) to certain Starboard Funds in an aggregate principal amount of $50,000,000 and amended certain terms of the June 2020 Merton Notes, (vi) on June 30, 2021, the Company issued Notes (the “June 2021 Merton Notes”) to certain Starboard Funds in an aggregate principal amount of $30,000,000 and amended certain terms of the June 2020 Notes and the March 2021 Merton Notes, (vii) on September 30, 2021, the Company issued Notes (the “September 2021 Merton Notes” and, together with the June 2020 Merton Notes, the March 2021 Merton Notes and the June 2021 Merton Notes, the “Existing Merton Notes”) to certain Starboard Funds in an aggregate principal amount of $35,000,000 and amended certain terms of the June 2020 Notes, the March 2021 Merton Notes and the June 2021 Merton Notes;

WHEREAS, the Company, Merton and the Designee on behalf of itself and the Holders have agreed to (i) repay the September 2021 Merton Notes in an aggregate principal amount of $15,000,000 and (ii) amend the Existing Merton Notes and the Pledge and Security Agreement as set forth herein.

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NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

1.

Definitions. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement, the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement and the Exchange Agreement, as applicable.

2.	Repayment of September 2021 Merton Notes. On the date hereof, Merton hereby agrees to repay an aggregate of $15,000,000 in principal amount of the September 2021 Merton Notes at a purchase price equal to the principal amount plus accrued and unpaid interest to, but not including, the repayment date, which amounts are set forth opposite each Starboard Fund’s name in column (4) of Schedule G, in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth opposite each Starboard Fund’s name in column (5) of Schedule G. Immediately following such repayment, the parties hereby agree that the amounts set forth opposite each Starboard Fund’s name in column (2) in Schedule H provide the outstanding principal amount of the September 2021 Merton Notes on the date hereof after giving effect to the foregoing repayment. Except as set forth herein, the parties hereby agree that this repayment shall not alter any other term in the September 2021 Merton Notes or any other related agreement or agreement incorporated by reference thereto.

3.

Amendment of Existing Merton Notes. The Company, Merton and the Designee on behalf of the Starboard Funds representing the Required Holders (as defined in the Existing Merton Notes) agree to amend the terms of the Existing Merton Notes, other than the September 2021 Merton Notes repayment pursuant to Section 2, as follows:

a. Definition of Maturity Date. The definition of the term “Maturity Date” set forth in Section 1 of the Existing Merton Notes is amended and replaced by the following: “April 15, 2022”.

As of the execution and delivery of this Agreement by the Company, Merton and the Designee, the definition of “Transaction Documents” set forth in Section 3(b) of the Securities Purchase Agreement shall be amended to add this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, to such definition (in addition to any amendment to such definition pursuant to the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplement Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement and the Exchange Agreement).

4.

Representations and Warranties.

a. The Designee represents and warrants to the Company, and each of the Company and Merton, represents and warrants to the Designee and the Starboard Funds holding the Merton Notes in accordance with this Agreement, that, as of the date hereof: (i) such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; (ii) this Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; (iii) the execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (1) result in a violation of the organizational documents of such Person, (2) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (3) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (2) and (3) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder; and (iv) the Designee has the requisite authority to execute this Agreement on behalf of the Required Holders (as defined in the applicable Transaction Documents).

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b. In addition, the Company hereby represents and warrants to the Designee and the Starboard Funds holding the Merton Notes, that, as of the date hereof and as of the date of the consummation of the transactions contemplated hereby: (i) the Board of Directors of the Company approved the resolutions set forth in Schedule A attached hereto; (ii) no Subsidiary, other than Acacia Research Group LLC (“ARG”), has any (a) Material Claims or Liabilities, whether direct or indirect, absolute, accrued or contingent, that would be required to be reflected on a balance sheet prepared with respect to such Person on a stand-alone basis in accordance with GAAP, (b) unusual forward or long-term commitments, (c) unrealized or anticipated losses from any unfavorable commitments, (d) contracts or commitments, including leases or with employees, except as set forth on Schedule B attached hereto, which, for purposes of the Merton Notes, shall not be a breach of Section 10 (g)(i)(3) thereof; or (e) litigation, arbitration or dispute, including regarding tax (clause (a) to and including clause (e) are collectively referred to herein as “Obligations”), other than legal and professional fees and royalty sharing arrangements, and related contracts or commitments, accrued in the ordinary course of the patent assertion business, and, in the case of (e), litigation with respect to such Subsidiaries as plaintiffs in Intellectual Property litigation, (iii) neither the Company nor Merton or any of their respective Subsidiaries has any knowledge of any event, circumstance or information that would give rise to a reasonable basis for the assertion against any Subsidiary, other than ARG, of any future Obligations material to such Subsidiary on a stand-alone basis, (iv) to the Company’s knowledge, no Subsidiary, other than ARG and the Subsidiaries and related activities listed on Schedule F, has conducted any business or operations or has had any liabilities or obligations or owned any asset or been party to any agreement during the last five (5) years, or, since such Subsidiary has been formed if such Subsidiary was formed within the last five (5) years, other than their ordinary course activities of purchasing and licensing intellectual property and liabilities incidental to such activities; and (v) the Subsidiaries listed on Schedule C attached hereto, represent all Material Subsidiaries (as defined below) of the Company. As used herein, (i) “Material Subsidiary” means any Subsidiary of the Company that, (x) had total revenues for the twelve (12) month period ended December 31, 2021 that were equal to, or more than, 1% of the consolidated revenues of the Company and its Subsidiaries or (y) as of December 31, 2021 held 1% or more of the consolidated assets of the Company and its Subsidiaries, (ii) “Material Claims or Liabilities” means claims or liabilities to third parties greater than $1 million, and (iii) “Company’s Knowledge” means the actual knowledge or belief of Clifford Press, Marc Booth, Richard Rosenstein, Jason Soncini, Jennifer Graff or Nadereh Russell.

5.	Fees and Expenses. The Company shall within three (3) Business Days of the date hereof reimburse the Designee or its designee(s) for all reasonable and documented costs and expenses incurred in connection with the transactions contemplated hereby (including all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated hereby).

6.	Indemnification. In consideration of the Designee’s execution and delivery of this Agreement and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Designee, each Starboard Fund, the Collateral Agent and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by the Company or a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or any advice or assistance provided to or on behalf of the Company by any Indemnitee at the request of the Company, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by this Agreement and any of the other Transaction Documents. For the avoidance of doubt, the indemnification set forth in this Section 5 is intended to apply, and shall apply, to direct claims asserted by the Designee or any Starboard Fund against the Company as well as any third party claims asserted by an Indemnitee (other than the Designee or a Starboard Fund) against the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 5 shall be the same as those set forth in Section 7 of the Registration Rights Agreement.

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7.	Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.	Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.	Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10.	Amendments. Any amendments or modifications hereto must be executed in writing by all parties hereto.

11.

Amendment to Pledge and Security Agreement. In accordance with Section 10(a) of the Pledge and Security Agreement, the Company and the Collateral Agent hereby agree as follows:

a. The last two sentences of Section 5(i) are hereby deleted in their entirety and the following is inserted in lieu thereof:

“Unless a Cash Management Agreement has been entered into within thirty (30) days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) of opening such Deposit Account, Commodity Account or Securities Account, such Grantor shall not make or maintain any Deposit Account, Commodity Account or Securities Account except for the accounts set forth in Schedule IV hereto. The provisions of this paragraph 5(i) shall not apply to (i) Deposit Accounts for which the Collateral Agent is the depositary, (ii) accounts specially and exclusively used for margin or escrow in each case to the extent securing obligations permitted under the Transaction Documents, payroll, withholding, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s salaried employees, trust or other similar accounts, (iii) zero balance accounts and (iv) such other accounts as may be agreed to by the Collateral Agent in writing (the foregoing, “CMA Excluded Accounts”).”

12.	CMA Excluded Accounts. Notwithstanding anything to the contrary in any other Transaction Document, the Company hereby represents that as of the date hereof each of the accounts listed on Schedule E hereto are CMA Excluded Accounts.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:

ACACIA RESEARCH CORPORATION

By:	/s/Clifford Press
Name:	Clifford Press
Title:	Chief Executive Officer

MERTON:

MERTON ACQUISITION HOLDCO LLC

By:	/s/Clifford Press
Name:	Clifford Press
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

DESIGNEE:

STARBOARD VALUE LP

By:	/s/Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

COLLATERAL AGENT:

STARBOARD VALUE INTERMEDIATE FUND LP,

By:	/s/Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

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